Exhibit 8.1

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) made as of the 4th day of January, 2019, by and between Prometheum, Inc. (the “Issuer”) whose address and other information appear on the Information Sheet (as defined herein) attached to this Agreement, and Cross River Bank (the “Escrow Agent”), a New Jersey state chartered bank, having an address at 400 Kelby Street, 14th Floor, Fort Lee, NJ 07024.

WITNESSETH:

WHEREAS, the Issuer has filed with the Securities and Exchange Commission (the “Commission”) an offering statement (the “Offering Statement”) covering a proposed public offering (the “Offering”) pursuant to Tier 2 of Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”) of up to $50,000,000 of the Issuer’s Securities (as defined in the attached Information Sheet) to subscribers for Issuer’s Securities in the Offering (“Investors”);

WHEREAS, the Issuer proposes to offer the Securities to “qualified purchasers” (as defined in Rule 256 of Regulation A) on a “best efforts all or none” basis with respect to the Minimum Offering Amount (as defined in the attached Information Sheet) and thereafter on a “best efforts” basis up to the Maximum Offering Amount (as defined in the attached Information Sheet); and

WHEREAS, the Issuer proposes to establish an escrow account (the “Escrow Account”), to which subscription monies which are received by the Escrow Agent from the Issuer in connection with such private offering are to be credited, and the Escrow Agent is willing to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Escrow Agent has agreed to establish a special bank account at Cross River Bank (the “Bank”) into which the Investors’ subscription monies, which are received by the Escrow Agent from Investors or the Issuer and credited to the Escrow Account, are to be deposited.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.           Information Sheet. Each capitalized term not otherwise defined in this Agreement shall have the meaning set forth for such term on the information sheet which is attached to this Agreement as Exhibit A and is incorporated by reference herein and made a part hereof (the “Information Sheet”).

2.            Establishment of the Bank Account.

2.1            The Escrow Agent shall establish a non-interest-bearing bank account at the branch of Bank selected by the Escrow Agent, and bearing the designation set forth on the Information Sheet (heretofore defined as the “Bank Account”). The purpose of the Bank Account is for (a) the deposit of all subscription monies (checks or wire transfers) which are received by the Issuer and delivered by the Issuer to the Escrow Agent and which are delivered directly to the Escrow Agent by the Investors, (b) the holding of amounts of subscription monies which are collected through the banking system and (c) the disbursement of collected funds, all as described herein.

2.2            On or before the date of the initial deposit in the Bank Account pursuant to this Agreement, the Issuer shall notify the Escrow Agent in writing of the qualification date of the Offering Statement (the “Qualification Date”), and the Escrow Agent shall not be required to accept any amounts for credit to the Escrow Account or for deposit in the Bank Account prior to its receipt of such notification.

2.3           The “Offering Period,” which shall be deemed to commence on the Qualification Date, shall terminate on the earlier to occur of (i) the one year anniversary of the Qualification Date, (ii) the date that the Maximum Offering Amount is been sold, and (iii) the date that the Offering is terminated by the Issuer. The last day of the Offering Period is referred to herein as the “Termination Date”. After the Termination Date, the Issuer shall not deposit, and the Escrow Agent shall not accept, any additional amounts representing payments by prospective purchasers.

3.            Deposits to the Bank Account.

3.1            Pursuant to Rule 15c2-4 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Issuer shall promptly deliver to the Escrow Agent all monies which it receives from prospective purchasers of the Securities, which monies shall be in the form of checks or wire transfers, provided however that “Cashiers” checks and “Money Orders” must be in amounts greater than $10,000; Cashier’s checks or Money Orders in amounts less than $10,000 shall be rejected by the Escrow Agent. Upon the Escrow Agent’s receipt of such monies, they shall be credited to the Escrow Account. All checks delivered to the Escrow Agent shall be made payable to “Cross River Bank as Escrow Agent for Prometheum, Inc.” Any check payable other than to the Escrow Agent as required hereby shall be returned to the prospective purchaser, or if the Escrow Agent has insufficient information to do so, then to the Issuer (together with any Subscription Information, as defined below or other documents delivered therewith) by noon of the next business day following receipt of such check by the Escrow Agent, and such check shall be deemed not to have been delivered to the Escrow Agent pursuant to the terms of this Agreement.

3.2            Promptly after receiving subscription monies as described in Section 3.1, the Escrow Agent shall deposit the same into the Bank Account. Amounts of monies so deposited are hereinafter referred to as “Escrow Amounts”. The Escrow Agent shall cause the Bank to process all Escrow Amounts for collection through the banking system. Simultaneously with each deposit to the Escrow Account, the Issuer shall inform the Escrow Agent in writing of the name and address of the prospective purchaser, the amount of Securities subscribed for by such purchase, and the aggregate dollar amount of such subscription and any other information requested by Escrow Agent (collectively, the “Subscription Information”).

2

3.3            The Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit into the Bank Account checks which are not accompanied by the appropriate Subscription Information, which at minimum shall include the name, address, tax identification number and the number of Issuer Securities being acquired. Wire transfers representing payments by prospective purchasers shall not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the Subscription Information required with respect to such payments.

3.4            The Escrow Agent shall not be required to accept in the Escrow Account any amounts representing payments by prospective purchasers, whether by check or wire, except during the Escrow Agent’s regular business hours.

3.5            Only those Escrow Amounts, which have been deposited in the Bank Account and which have cleared the banking system and have been collected by the Escrow Agent, are herein referred to as the “Fund.”

3.6            If the Offering is terminated before the Termination Date, the Escrow Agent shall refund any portion of the Fund prior to disbursement of the Fund in accordance with Article 4 hereof upon instructions in writing signed by the Issuer.

4.            Disbursement from the Bank Account.

4.1            If by the close of regular banking hours on the Termination Date the Escrow Agent determines that the amount in the Fund is less than the Offering Amount, as indicated by the Subscription Information submitted to the Escrow Agent, then in either such case, the Escrow Agent shall promptly refund to each prospective purchaser the amount of payment received from such purchaser which is then held in the Fund or which thereafter clears the banking system, without interest thereon or deduction therefrom, by drawing checks on the Bank Account for the amounts of such payments and transmitting them to the purchasers. In such event, the Escrow Agent shall promptly notify the Issuer of its distribution of the Fund.

4.2            If at any time up to the close of regular banking hours on the Termination Date, the Escrow Agent determines that the amount in the Fund represents the sale of the Offering Amount, the Escrow Agent shall promptly notify the Issuer of such fact in writing. The Escrow Agent shall promptly disburse the Fund, by drawing checks on the Bank Account in accordance with instructions in writing signed by both the Issuer as to the disbursement of the Fund, promptly after it receives such instructions.

4.3            [Reserved]

4.4            Upon disbursement of the Fund pursuant to the terms of this Article 4, the Escrow Agent shall be relieved of further obligations and released from all liability under this Agreement. It is expressly agreed and understood that in no event shall the aggregate amount of payments made by the Escrow Agent exceed the amount of the Fund.

3

5.            Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

5.1            The Escrow Agent shall notify the Issuer, upon request, of the Escrow Amounts which have been deposited in the Bank Account and of the amounts, constituting the Fund, which have cleared the banking system and have been collected by the Escrow Agent.

5.2            The Escrow Agent shall not be responsible for the performance by the Issuer of its respective obligations under this Agreement.

5.3            The Escrow Agent shall not be required to accept from the Issuer any Subscription Information pertaining to prospective purchasers unless such Subscription Information is accompanied by checks or wire transfers meeting the requirements of Section 3.1, nor shall the Escrow Agent be required to keep records of any information with respect to payments deposited by the Issuer except as to the amount of such payments; however, the Escrow Agent shall notify the Issuer within a reasonable time of any discrepancy between the amount set forth in any Subscription Information and the amount delivered to the Escrow Agent therewith. Such amount need not be accepted for deposit in the Escrow Account until such discrepancy has been resolved.

5.4            The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder. The Escrow Agent, within a reasonable time, shall return to the Issuer any check received which is dishonored, together with the Subscription Information, if any, which accompanied such check.

5.5            If the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Bank Account, the Escrow Amounts or the Fund which, in its sole determination, are in conflict either with other instructions received by it or with any provision of this Agreement, it shall be entitled to hold the Escrow Amounts, the Fund, or a portion thereof, in the Bank Account pending the resolution of such uncertainty to the Escrow Agent’s sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise.

5.6            The Escrow Agent is acting solely as a stakeholder at the request of the Issuer and for its convenience and shall not incur any liability whatsoever, except for its own willful misconduct or bad faith. The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

5.7            The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof.

4

5.8           The Escrow Agent may consult with, and obtain advice from, counsel of its own choice in the event of any bona fide question as to any of the provisions hereof or the Escrow Agent’s duties hereunder. The Escrow Agent shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel.

5.9           The Escrow Agent shall not be bound or affected in any way by any notice of modification or cancellation of this Agreement unless written notice thereof is given to the Escrow Agent by the Issuer in accordance with this Agreement. The Escrow Agent shall not be bound by any modifications of its obligations hereunder unless the Escrow Agent consents in writing thereto. The Escrow Agent shall be entitled to rely upon any judgment, certification, demand, notice or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof.

5.10           The Escrow Agent may act in reliance upon any instrument or signature reasonably believed by it to be genuine and the Escrow Agent may assume that any person purporting to give any notice or receipt of advice or make any statement in connection herewith has been duly authorized so to do.

5.11           The Escrow Agent shall have no responsibilities regarding compliance of the securities (which are the subject of the subscription) with the securities laws of the United States or any applicable state securities law. In addition, the Escrow Agent shall have no responsibility in determining whether any Investor in the securities subscription meets the requirements to be considered an accredited investor or any other requirements that must be fulfilled in order to participate in the subscription.

5.12           The Escrow Agent makes no representations regarding the quality of the securities which are the subject of the subscription and as to whether registration with the U.S. Securities and Exchange Commission or any other regulatory body, is necessary.

6.           Amendment; Resignation or Removal of Escrow Agent. This Agreement may be altered or amended only with the written consent of the Issuer, and the Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to the Issuer specifying a date when such resignation shall take effect and upon delivery of the Fund to the successor escrow agent designated by the Issuer in writing. Such successor Escrow Agent shall become the Escrow Agent hereunder upon the resignation date specified in such notice. If the Issuer fails to designate a successor Escrow Agent within thirty (30) days after such notice, then the resigning Escrow Agent shall promptly refund the amount in the Fund to each prospective purchaser, without interest thereon or deduction. The Escrow Agent shall continue to serve until its successor accepts the escrow and receives the Fund. The Issuer and shall have the right at any time to remove the Escrow Agent and substitute a new escrow agent by giving notice thereof to the Escrow Agent then acting. Upon its resignation and delivery of the Fund as set forth in this Section 6, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the escrow contemplated by this Agreement. Without limiting the provisions of Section 8 hereof, the resigning Escrow Agent shall be entitled to be reimbursed by the Issuer for any expenses incurred in connection with its resignation, transfer of the Fund to a successor escrow agent or distribution of the Fund pursuant to this Section 6.

5

7.            Representations and Warranties. The Issuer hereby represents and warrants to the Escrow Agent that:

7.1             No party other than the parties hereto and the prospective purchasers have, or shall have, any lien, claim or security interest in the Escrow Amounts or the Fund or any part thereof.

7.2             No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Amounts or the Fund or any part thereof.

7.3            The Subscription Information submitted with each deposit shall, at the time of submission and at the time of the disbursement of the Fund, be deemed a representation and warranty that such deposit represents a bona fide payment by the purchaser described therein for the amount of Securities set forth in such Subscription Information.

7.4           All of the information contained in the Information Sheet is, as of the date hereof, and will be, at the time of any disbursement of the Fund, true and correct.

7.5            Reasonable controls have been established and required due diligence performed to comply with “Know Your Customer” regulations, USA Patriot Act, Office of Foreign Asset Control (OFAC) regulations and the Bank Secrecy Act.

7.6           Will comply with all applicable federal and state laws and regulations including but not limited to the United States Securities Acts of 1933 and 1940, the accredited investor rules and applicable state securities (Blue Sky) laws.

8.            Fees and Expenses. The Escrow Agent shall be entitled to the Escrow Agent Fees set forth on the Information Sheet, payable as and when stated therein. In addition, the Issuer agrees to reimburse the Escrow Agent for any reasonable expenses incurred in connection with this Agreement, including, but not limited to, reasonable counsel fees.

9.            Indemnification and Contribution.

9.1            The Issuer (the “Indemnitor”) agrees to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees.

6

9.2            If the indemnification provided for in Section 9.1 is applicable, but for any reason is held to be unavailable, the Indemnitor shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitor.

9.3            The provisions of this Article 9 shall survive any termination of this Agreement, whether by disbursement of the Fund, resignation of the Escrow Agent or otherwise.

10.          Termination of Agreement. This Agreement shall terminate on the final disposition of the Fund pursuant to Section 4, or the resignation of the Escrow Agreement pursuant to Section 6; provided that the rights of the Escrow Agent and the obligations of the other parties hereto under Section 9 shall survive the termination hereof and the resignation or removal of the Escrow Agent.

11.          Governing Law and Assignment. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof, and shall be binding, upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the Escrow Amounts or the Fund shall be void as against the Escrow Agent unless (a) written notice thereof shall be given to the Escrow Agent; and (b) the Escrow Agent shall have consented in writing to such assignment or transfer.

12.          Disputes. If any party timely delivers an objection notice to the Escrow Agent with respect to the disbursement of any Escrow Amounts, then the Escrow Agent shall continue to hold the Escrow Amounts, or portion thereof, in escrow and thereafter deliver it to the party entitled thereto when the Escrow Agent receives: (a) a notice from the such party withdrawing the objection notice, (b) a notice signed by both parties directing disposition of all or such portion of the Escrow Amounts, or, if neither (a), nor (b) is applicable, (c) a judgment or order from a court of competent jurisdiction. The Escrow Agent shall have the right in the event of any such dispute to deposit the Escrow Amounts with the clerk of the court in the jurisdiction in which it maintains its principal office.

13.          Notices. All notices required to be given in connection with this Agreement shall be sent by registered or certified mail, return receipt requested, or by hand delivery with receipt acknowledged, or by the Express Mail service offered by the United States Postal Service, and addressed, if to the Issuer, at its respective address set forth on the Information Sheet, and if to, at its address listed above, and if to the Escrow Agent, at its address set forth above, to the attention of the Trust Department.

14.          Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

7

15.          Execution in Several Counterparts. This Agreement may be executed in several counterparts or by separate instruments and by facsimile or PDF transmission, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

16.          Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

17.          Amendments. This Agreement may be waived, amended or terminated only by written notice signed by the Issuer and the Escrow Agent, but the duties or responsibilities of the Escrow Agent may not be changed without the Escrow Agent’s prior written consent.

[signatures on the following page]

8

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

CROSS RIVER BANK

By:	/s/ Gilles Gade
Name: Gilles Gade
Title: CEO

By:	/s/ Arlen Gelbard
Name: Arlen Gelbard
Title EVP, General Counsel

PROMETHEUM, INC.

By:	/s/ Aaron L. Kaplan
Name: Aaron L. Kaplan
Title: Co-Chief Executive Officer

By:	/s/ Benjamin S. Kaplan
Name: Benjamin S. Kaplan
Title: Co-Chief Executive Officer

9

EXHIBIT A

ESCROW AGREEMENT INFORMATION SHEET

10